FOR IMMEDIATE RELEASE

For investor relations information contact:

Massoud Safavi

Chief Financial Officer

(202) 833-7752

msafavi@efji.com

EFJ, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS AND

RE-AFFIRMS 2003 FINANCIAL GUIDANCE

Lincoln, NE, July 30, 2003 — EFJ, Inc. (OTC Bulletin Board: EFJI) today reported consolidated revenues for the quarter were $10.7 million, an increase of 19% from the first quarter and 13% from the prior year.  Gross margins remain strong at 43%.  A planned acceleration in product development expense of $0.7 million during the quarter off-set a $0.5 million gain in gross profit and resulted in an operating loss for the quarter. The Company also reported a net loss for the second quarter ended June 30, 2003, of $132,000 or $0.01 per share, compared to a net profit of $195,000 or $0.01 per share for the comparable quarter of 2002.  Despite the quarterly loss, the Company re-affirmed its guidance for the full year of $0.13-0.16 earnings per share on revenues of $45-47 million due to the targeted growth in the Homeland Security market.

Consolidated revenues increased year-to-year from $19.4 to $19.7 million.  With gross margins holding steady at 44%, gross profit reached $8.6 million.  Expenses rose from $8.4 million in 2002 to $9.3 million in the current year, accounted for by an increase of $0.9 million in R&D spending.  For the six-month period ended June 30, 2003, EFJ reported a loss of $696,000 or $0.04 per share.  The comparable prior year period saw a net profit of $293,000 or $0.02 per share.

Unrestricted cash and cash available under the bank line of credit on June 30, 2003 remain strong at $11.4 million.

“Our sales growth has not yet accommodated our substantially higher R&D spending,” said Michael E. Jalbert, Chairman and Chief Executive Officer.  “That spending will increase further to broaden our product base, and, therefore, we are projecting another operating loss in the third quarter.  But with a build-up of orders booked for shipment in the fourth quarter, and an increase in our backlog to over $14.4 million as of July 27, 2003, we expect to cover our R&D investment and deliver on our revenue and profit guidance for the full year.”

EFJ, Inc. also announced the appointment of Morgan Keegan, a full service investment bank and member of the New York Stock Exchange, as advisor with respect to the Company’s ongoing assessment of its strategic alternatives to increase shareholder value.

The Company has scheduled an investor conference call at 1:00 p.m. Eastern Daylight Time on Wednesday, July 30, 2003, to discuss its financial results for the second quarter FY2003 and outlook for the future.

EFJ, Inc. (www.efji.com) through its wholly-owned subsidiary, EFJohnson designs, manufactures and markets turnkey trunked and conventional radio system solutions, land mobile radio repeaters and infrastructure and digital and analog mobile and portable radios, and through its wholly-owned subsidiary. Transcrypt International, manufactures information security products that prevent the unauthorized interception of sensitive voice and data communication.

EFJ, Inc. is the holding company of industry-leading wireless telecommunications equipment and solutions businesses.  EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communication solutions.  2003 marks the 80th anniversary of EFJohnson and the 25th anniversary of Transcrypt International.  Headquartered in Washington, D.C., EFJ, Inc. has a proven leadership team in place with decades of experience in telecommunications and government sales.  EFJohnson and Transcrypt International are wholly owned subsidiaries of EFJ, Inc.  For more information visit www.efji.com.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the full year 2003 guidance on revenue and earnings per share for the Company, expectation regarding revenue growth at EFJohnson. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the Company’s products and services, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2002.

©2003 EFJ, Inc.

Vital Wireless Solutions, Yesterday, Today and Tomorrow

EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2003 and 2002

(Unaudited and in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002

Revenues	$10,723	$9,514	$19,724	$19,411
Cost of sales	6,079	5,364	11,121	10,846
Gross profit	4,644	4,150	8,603	8,565
Operating expenses:
Research and development	1,813	1,108	3,215	2,328
Sales and marketing	1,533	1,410	2,844	2,667
General and administrative	1,386	1,363	3,196	3,448
Total operating expenses	4,732	3,881	9,255	8,443

Income (loss) from operations	(88)	269	(652)	122

Other income (expense)	—	(91)	27	140
Interest income	9	17	21	46
Interest expense	(53)	—	(92)	(15)
Income (loss) before income taxes	(132)	195	(696)	293

Income tax provision	—	—	—	—

Net income (loss)	$(132)	$195	$(696)	$293

Net income (loss) per share - Basic	$(0.01)	$0.01	$(0.04)	$0.02
Net income (loss) per share - Diluted	$(0.01)	$0.01	$(0.04)	$0.02

Weighted average common shares - Basic	17,577,315	17,577,315	17,577,315	17,577,315
Weighted average common shares - Diluted	17,577,315	18,237,162	17,577,315	18,118,101

EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2003 and December 31, 2002

(in thousands, except share data)

	JUNE 30, 2003	DECEMBER 31, 2002
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$3,941	$11,333
Accounts receivable, net of allowance for returns and doubtful accounts of $176 and $236, respectively	7,410	6,568
Receivables – other	182	252
Cost in excess of billings on uncompleted contracts	1,927	1,686
Inventories, net	10,355	11,671
Deferred income taxes	1,000	1,000
Prepaid expenses	996	487
Total current assets	25,811	32,997

Property, plant and equipment, net	2,843	2,601
Deferred income taxes	2,000	2,000
Intangible assets, net of accumulated amortization	6,756	6,760
Other assets	748	898
TOTAL ASSETS	$38,158	$45,256

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Revolving line of credit	$—	$5,000
Current portion of long-term debt obligations	130	22
Accounts payable	2,952	4,007
Billings in excess of cost on uncompleted contracts	—	38
Deferred revenue – current	520	961
Accrued expenses	1,854	2,317
Total current liabilities	5,456	12,345

Long-term debt obligations, net of current portion	481	264
Deferred revenue, net of current portion	139	160
TOTAL LIABILITIES	6,076	12,769

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 25,000,000 voting shares authorized, 17,359,773 issued and outstanding as of June 30, 2003 and December 31, 2002; 600,000 non-voting shares authorized, 217,542 issued and outstanding)	176	176
Additional paid-in capital	97,209	96,918
Accumulated deficit	(65,303)	(64,607)
TOTAL STOCKHOLDERS’ EQUITY	32,082	32,487
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,158	$45,256